Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement of TriNet Group, Inc. on Form S-1 of our report dated May 2, 2013 on our audits of the consolidated financial statements of Ambrose Employer Group, LLC and Subsidiary as of December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, New York

August 21, 2014